UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2003

ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27212	33-0618093
(Commission File Number)	(IRS Employer Identification No.)

201 Technology Drive, Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 450-5400
(Registrant's telephone number, including area code)

ITEM 5.     OTHER EVENTS

Appointment of New Chief Executive Officer.

As reported by Endocare, Inc. (the "Company") in a press release dated December 15, 2003, the Company's Board of Directors has approved the appointment of Craig T. Davenport as the Company's new Chief Executive Officer, effective December 15, 2003.

Mr. Davenport brings to this position more than 30 years of medical device, healthcare service and information technologies experience. Most recently, he served as a consultant to the Company, reporting to the Board of Directors. From 1994 to the present, he has been Chief Executive Officer and Managing Partner of The D.W. Group, a private healthcare advisory and investment company. From 1985 to 1993 Mr. Davenport was President and Chief Operating Officer of Tokos Medical Corporation, a publicly traded medical device manufacturer and provider of perinatal nursing services for women. He began his healthcare career at American Hospital Supply Corporation in 1974 and in 1982 was named President of American Physician Service and Supply. Mr. Davenport has served on the Boards of numerous healthcare companies over the past 20 years and is a board member to several private medical device companies and a private equity healthcare fund. Mr. Davenport is a 1974 graduate of Ohio University with a B.G.S. degree with major emphasis in Marketing and Management.

Mr. Davenport has entered into an employment agreement with the Company. Under his employment agreement, Mr. Davenport's initial base salary will be $300,000 per year, and Mr. Davenport will be eligible to receive an annual bonus of up to 45% of his base salary. In addition, the employment agreement provides for a cash signing and relocation bonus of $174,450, payable on December 15, 2003. The employment agreement also provides that the Company will reimburse Mr. Davenport for interim housing and other temporary living expenses, in an aggregate amount of up to $36,000.

Mr. Davenport's employment agreement provides that Mr. Davenport will receive options to purchase 900,000 shares of the Company's Common Stock, at an exercise price per share equal to $4.27.  These options vest as to 25% of the shares on December 15, 2003 and 1/48th of the shares beginning on January 15, 2005 and at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control of the Company. These options expire on the tenth anniversary of Mr. Davenport's employment.

Mr. Davenport's employment agreement also provides that Mr. Davenport will receive additional options to purchase 100,000 shares of the Company's Common Stock, at an exercise price per share equal to $4.27. These options vest upon the first to occur of the attainment of performance objectives to be mutually agreed by the Company and Mr. Davenport or December 15, 2008. The vesting will accelerate upon the occurrence of a change in control of the Company. These options expire on the tenth anniversary of Mr. Davenport's employment.

Mr. Davenport's employment agreement also provides that, if the Company terminates Mr. Davenport's employment other than for "cause" (as defined in the employment agreement) or if Mr. Davenport terminates his employment for "good reason" (as defined in the employment agreement), or if Mr. Davenport dies or becomes disabled as a direct result of business related activities, then, during the Severance Period (as defined below) (i) the Company will continue to pay to Mr. Davenport his base salary and annual bonus and make available to Mr. Davenport the benefits made generally available by the Company to its employees, and (ii) all of his current options, covering 1,000,000 shares of Common Stock, as well as his subsequently granted options, will continue to vest during the Severance Period. Mr. Davenport, at his option, may elect to have the cash severance described above paid in one lump sum payment within five business days of the applicable termination of his employment. If the date of Mr. Davenport's termination is on or before December 15, 2004, then the term "Severance Period" means the period beginning on the date of Mr. Davenport's termination and ending on December 15, 2005. If the date of Mr. Davenport's termination is after December 15, 2004, then the term "Severance Period" means the twelve (12)-month period immediately following the date of Mr. Davenport's termination.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.
	99.1	Press Release, dated December 15, 2003.
	99.2	Employment Agreement, dated December 15, 2003, between Endocare, Inc. and Craig T. Davenport.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.

Date: December 15, 2003	By:	/s/ William J. Nydam
William J. Nydam President & Chief Operating Officer